EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Schedule 13G (including amendments thereto) relating to the beneficial ownership of common stock of Itamar Medical LTD, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: July 24, 2019	SIGHTLINE MS GP, LLC

	By:	/s/ Buzz Benson
	Name:	Buzz Benson
	Title:	Manager

Dated: July 24, 2019	MS PACE MANAGEMENT, LLC

	By:	/s/ Buzz Benson
	Name:	Buzz Benson
	Title:	Manager

Dated: July 24, 2019	MS PACE LP

	By:	/s/ Buzz Benson
	Name:	Buzz Benson
	Title:	Manager